EXHIBIT 99.1


 21ST CENTURY TECHNOLOGIES, INC. FILES A VOLUNTARY PETITION UNDER CHAPTER 11 OF
                            THE U.S. BANKRUPTCY CODE

Las Vegas, Nev. - November 3, 2005 - 21st Century Technologies, Inc. (the "Company") (TFCY.OB) announced that on November 1, 2005 it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Nevada, being case number BK-S-05-28185. Chapter 11 is the reorganization provision of the U.S. Bankruptcy Code that enables a company to continue operations while it attempts to restructure its debt.

The Company is a business development company operated pursuant to the Investment Company Act of 1940. It holds various enterprises as investments and seeks to grow companies in which it has an interest. The Company's current investment portfolio consists of prizeWise, Inc., TransOne, Inc., Innovative Weaponry, Inc., Trident Technologies Corporation, DLC General Contracting, Inc. and Mo-DV, Inc. The Company's investment ownership in these enterprises ranges from approximately 9% to 100%.

Forward-Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to qualify for the safe harbor from liability provided thereunder. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The Company may experience significant fluctuations in operating results due to the impact of a number of uncertainties including, but not limited to, the uncertainties involved in all aspects of bankruptcy proceedings, economic conditions, competitive products or pricing, technological changes and other factors. These uncertainties could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information concerning potential risk factors that could affect the Company's future performance are described from time-to-time in the Company's reports filed with the Securities and Exchange Commission.

Contact:

21st Century Technologies, Inc.
Glenn Glasshagel 702-248-1588 (11 a.m.-12 p.m. PT Mon.-Fri.)